 Exhibit 99.1

NCL | LETTER TO STOCKHOLDERS

January 2, 2026

Dear Northann Corp. Stockholders,

Throughout our journey, our focus has remained steadfast on a single pursuit: the innovation and distribution of premium interior surface solutions. This is not merely our business—it is our lifelong passion and a craft to which we have dedicated our lives.

Redefining a Traditional Industry

The interior surface sector has long been characterized by a relative scarcity of imagination. Historically, innovation in this space has been largely confined to supply chain efficiencies and incremental mechanical upgrades. Creative "content" was often reduced to superficial aesthetic patterns. With the arrival of the AI era, the barriers to such innovation will become significantly lower and more accessible.

We have built a team with diverse expertise from cross-functional industries. This collective intelligence allows us to challenge industry norms and introduce disruptive concepts across product design, manufacturing, and multi-channel distribution. We believe that true progress requires the courage to pursue "bold ideas" that traditional mindsets often overlook.

The Evolution of Institutional Maturity

Entrepreneurial passion is the engine of growth, but institutional discipline is its steering wheel. In 2023, we transitioned to the public markets through our listing on the NYSE American. This journey has been transformative, expanding our strategic horizons and deepening our understanding of global capital markets.

In our commitment to transparency, we acknowledge that adapting to the rigorous standards of a public company involved a significant learning curve. While we encountered challenges and made adjustments during this transition, these experiences provided us with invaluable institutional knowledge. Today, we have successfully synthesized the agility of an innovator with the robust compliance framework required of a world-class listed company.

The 2026 Mandate: Strategic Retail Expansion

We are pleased to report that on December 31, 2025, we held our Annual General Meeting, and our stockholders expressed support for us through their votes.

Entering 2026, we have achieved significant progress. Our core product lines are entering one of the largest retail conglomerates in North America. This transition represents a fundamental shift in our market positioning. We anticipate that this expanded physical footprint will serve as a powerful catalyst, driving significant revenue scaling and enhancing our brand equity.

The strategic initiatives and internal optimizations we have been implementing over the past 24 months have reached maturity. We are now prepared to demonstrate how the integration of capital market discipline and disruptive product innovation will deliver sustainable, long-term value to our stockholders.

We thank you for your unwavering trust as we build the future of flooring together.

Sincerely,

Lin Li

Founder and Chief Executive Officer, Northann Corp.

Safe Harbor Statement

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those regarding our operational synergies and projected growth, involve risks and uncertainties that could cause actual results to differ materially from those anticipated. NCL undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.